EXHIBIT 4.9

CONFIDENTIAL TREATMENT REQUESTED

Asterisks [ * ] denote omissions.

EXHIBIT 4.9

Global Settlement Agreement

GLOBAL SETTLEMENT AGREEMENT

between

360NETWORKS INC.

and

360NETWORKS (CDN FIBER) LTD.

and

360NETWORKS (USA) INC.

and

CALL-NET ENTERPRISES INC.

and

SPRINT CANADA INC.

and

CALL-NET TECHNOLOGY SERVICES INC.

and

CNCS INC.

and

LIL LIMITED

and

LEDCOR INDUSTRIES (USA) INC.

August 20, 2002

2

EXHIBIT 4.9

CONFIDENTIAL TREATMENT REQUESTED

GLOBAL SETTLEMENT AGREEMENT

TABLE OF CONTENTS

1	INTERPRETATION		3

	1.1	Definitions	3
	1.2	Construction	10
	1.3	Amendment	11
	1.4	Schedules and Exhibits	11
	1.5	Priority of Agreements	11

2	SETTLEMENT AND AGREEMENT		11

	2.1	Adversary Proceeding	11
	2.2	Ledcor Build Assets	12
	2.3	Portland-Sacramento IRU Agreement	12
	2.4	Sacramento-Los Angeles IRU Agreement	12
	2.5	360 Sale Agreement and 360 IRU Agreement	12
	2.6	Mutual Releases	13
	2.7	Products and Services	16
	2.8	Canadian FOTS Agreement	20
	2.9	Maintenance Agreements	22
	2.10	Reciprocal Sub-License Agreement	22
	[ * ]	[ * ] Fibre Sale Agreement	23
	2.12	Data Services Agreement	23
	2.13	360 Cash Payment	23
	2.14	Call-Net Cash Payment	23
	2.15	Method of Payments	23

3	ESCROW MATTERS		24

	3.1	Escrow Agent Directions	24
	3.2	Releases and Termination	24

4	WARRANTIES, REPRESENTATIONS AND COVENANTS		25

	4.1	Warranties, Representations and Covenants of Call-Net Group	25
	4.2	Warranties, Representations and Covenants of 360 Group	26
	4.3	Warranties, Representations and Covenants of Ledcor Canada and Ledcor US	27

5	CONDITIONS PRECEDENT		27

	5.1	Effective Date	27
	5.2	Completion of Sections 2.8(a),(b),(c), 2.9 and 2.11 Matters	29
	5.3	Non-Satisfaction of Conditions Precedent	29
	5.4	Use of this Agreement	29

6	GENERAL		29

	6.1	Time of the Essence	29

6.2	Further Assurances	29
6.3	Entire Agreement	29
6.4	Reliance & Non-Waiver	30
6.5	Governing Law and Attornment	30
6.6	Assignments	30
6.7	Counterparts and Facsimile	30
6.8	Severability	31
6.9	Good Faith	31
6.10	Agreement Binding	31
6.11	No Other Provisions Affected and Assumption	31
6.12	Survival	32
6.13	Notices	32
6.14	Confidentiality	33

2

GLOBAL SETTLEMENT AGREEMENT

THIS GLOBAL SETTLEMENT AGREEMENT dated as of August 20, 2002,

B E T W E E N:

360NETWORKS INC., a corporation continued under the laws of the Province of Nova Scotia,

(hereinafter referred to as “360”)

- and -

360NETWORKS (CDN FIBER) LTD., a corporation amalgamated
under the laws of the Province of Alberta (the
resulting corporation from the amalgamation between
360networks (Cdn.) ltd. (formerly 360networks (CN)
ltd.), 360networks (fiber 1) ltd., 360networks (fiber
2) ltd. and 360networks (fiber 3) ltd.),

(hereinafter referred to as “360 Cdn”),

- and -

360NETWORKS (USA) INC., a corporation merged under the
laws of the State of Nevada (the surviving corporation
from the merger between 360networks (USA) inc.,
360networks services inc. and 360 fiber (USA 1) inc.),

(hereinafter referred to as “360 USA”)

- and -

CALL-NET ENTERPRISES INC., a corporation amalgamated under the federal laws of Canada,

(hereinafter referred to as “Call-Net”)

- and -

SPRINT CANADA INC., a corporation amalgamated under the federal laws of Canada,

(hereinafter referred to as “Sprint Canada”)

- and -

CALL-NET TECHNOLOGY SERVICES INC., a corporation amalgamated under the federal laws of Canada,

(hereinafter referred to as “CNTS”)

- and -

CNCS INC., a corporation incorporated under the laws of the State of Delaware (as successor in interest to CNE Fiber Development Inc., now known as USTR Fiber Development Inc.),

(hereinafter referred to as “CNCS”)

- and -

LIL LIMITED, a corporation incorporated under the laws of the Province of Alberta (formerly Ledcor (360 Investment) Limited, formerly Ledcor Industries Limited),

(hereinafter referred to as “Ledcor Canada”)

- and -

LEDCOR INDUSTRIES (USA) INC., a corporation incorporated under the laws of the State of Washington (formerly Ledcor Industries Inc.),

(hereinafter referred to as “Ledcor US”)

WHEREAS:

A.     Pursuant to the May 2, 1998 Amending Agreement, Ledcor Canada and Ledcor US agreed, inter alia, to build, sell and transfer to CNTS and Sprint Canada the fibre optic assets referred to and more particularly described therein, including, without limitation, the Ledcor Build Assets.

B.     The rights and obligations of Ledcor Canada and Ledcor US were transferred and assigned to 360networks (fiber 3) ltd. (now 360 Cdn).

C.     Call-Net and 360 negotiated and completed on August 25, 2000 a transaction involving the purchase and sale of certain fibre optic assets and such transaction consisted of, inter alia, (i) the sale of and/or the assignment of indefeasible rights of use and/or the granting of sub-indefeasible rights of use relating to certain fibre optic assets from Call-Net and its Affiliates to 360 and its Affiliates, (ii) the sale of and/or the assignment of indefeasible rights of use and/or the granting of sub-indefeasible rights of use relating to certain fibre optic assets from 360 and its Affiliates to Call-Net and its Affiliates, and (iii) certain related transactions and such transaction was evidenced by certain of the Transaction Documents entered into, executed and delivered on or about August 25, 2000 (the “August 2000 Transaction”).

D.     As part of the fibre optic transaction referred to in Recital C above, Ledcor Canada and Ledcor US entered into, executed and delivered the Ledcor Undertaking.

E.     Pursuant to the US FOTS Escrow Agreement, 360fiber (USA 1) inc. (now 360 USA) deposited with the Escrow Agent [ * ] of the purchase price payable to the applicable members of the Call-Net Group under the US FOTS Agreement to be dealt with in accordance with the terms of the US FOTS Escrow Agreement.

F.     Pursuant to the General Escrow Agreement, the applicable members of the 360 Group, as purchasers under the applicable Fibre Sale Agreements (as defined in the General Escrow Agreement) deposited with the Escrow Agent from time to time portions of the purchase price payable to the applicable members of the Call-Net Group under such Fibre Sale Agreements (as defined in the General Escrow Agreement) to be dealt with in accordance with the terms of the General Escrow Agreement.

G.     Pursuant to the First Supplemental and Amending Agreement the Call-Net Group and the 360 Group supplemented and amended certain provisions of one or more of the Transaction Documents and provided for various releases and payments of funds held in escrow pursuant to the US FOTS Escrow Agreement and the General Escrow Agreement.

H.     On or about June 28, 2001, the members of the 360 Group and certain of their Affiliates filed for relief pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) in Canada (the “Canadian Bankruptcy Cases”) and title 11 of United States Code (the “Bankruptcy Code”) in the United States (the “US Bankruptcy Cases”), respectively.

I.     On or about November 22, 2001, 360 USA commenced the 360 USA Action and on or about February 14, 2002, CNCS commenced the Call-Net Counterclaim.

J.     On or about July 18, 2002 the members of the 360 Group and certain of their Affiliates filed plans of reorganization in Canada and the United States pursuant to the CCAA and the Bankruptcy Code, respectively.

K.     In addition to the Adversary Proceeding, other disputes and disagreements have arisen among and between the parties hereto and the parties hereto wish to settle all such disputes and disagreements and want to provide for additional releases and payments of funds, including funds held in escrow pursuant to the US FOTS Escrow Agreement and the General Escrow Agreement.

NOW THEREFORE IN CONSIDERATION of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	INTERPRETATION

Unless otherwise defined or provided for herein, capitalized terms used in this Agreement shall have the respective meanings attributed to such terms in the Canadian Non-FOTS Agreement.

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

“Adversary Proceeding” means collectively the 360 USA Action and the Call-Net Counterclaim.

“Affiliates” means, for any Person, those Persons who are affiliates of such Person within the meaning specified in the Canada Business Corporations Act.

“Agreement” means this Agreement, including the recitals and the Schedules to this Agreement, as it may from time to time be amended, supplemented, restated or modified.

“[ * ] Agreement” has the meaning ascribed to such term in Section 2.8(b) hereof.

“August 2000 Amending Agreement” means the August 2000 Amending Agreement dated August 25, 2000 among CNE Fiber, Sprint Canada, CNTS and 360networks (fiber 3) ltd. (now 360 Cdn), as amended, supplemented, restated or modified from time to time.

“August 2000 Transaction” has the meaning ascribed to such term in the Recitals hereof.

“Bankruptcy Code” has the meaning ascribed thereto in the Recitals hereof.

“[ * ] Strands” has the meaning ascribed to such term in Section 2.8 hereof.

“[ * ] Fibre Sale Agreement” means the Amended and Restated Agreement of Purchase and Sale and Grant of Lease dated as of April 9, 1998 between [ * ] , fONOROLA Telecommunications, Limited Partnership (predecessor in interest to CNTS), fONOROLA Fiber Development Inc. (predecessor in interest to CNCS), Ledcor Canada and Ledcor US, as amended, supplemented, restated or modified from time to time.

“Business Day” means any day, excluding Saturdays, Sundays and statutory holidays, on which banks in Vancouver, British Columbia and Toronto, Ontario are open to the public for the transaction of business.

“Canadian Bankruptcy Cases” has the meaning ascribed to such term in the Recitals hereof.

“Call-Net Cash Payment” has the meaning ascribed to such term in Section 2.14 hereof.

“Call-Net Counterclaim” means the action commenced by CNCS against 360 USA in the United States Bankruptcy Court, Southern District of New York as Adversary Proceeding No. 01-3583 (ALG) in response to the 360 USA Action.

“Call-Net Group” means collectively Call-Net, Sprint Canada, CNCS and CNTS, or any one or more of them as the context requires.

“Call-Net/Ledcor Litigation” means the action commenced by the Call-Net Group against Ledcor Canada and Ledcor US in the Superior Court of Justice of Ontario as Court File No. 02-CV-230395CM1.

“Call-Net/360 Agreements” has the meaning ascribed to such term in Section 6.11(a) hereof.

“Canadian Emergence Date” has the meaning ascribed to such term in Section 6.11(c) hereof.

“Canadian FOTS Agreement” means the Fibre Sale Agreement (Canadian FOTS) dated August 25, 2000 among 360, 360 Cdn, Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Canadian Non-FOTS Agreement” means the Fibre Sale Agreement (Canadian Non-FOTS) dated August 25, 2000, among 360, 360networks (CN) ltd. (now 360 Cdn), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Canadian FOTS Fibre Exchange Agreement” means the Fibre Exchange Agreement (Canadian FOTS) dated as of August 25, 2000 among 360, 360networks (CN) ltd. (now 360 Cdn), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Canadian Non-FOTS Fibre Exchange Agreement” means the Fibre Exchange Agreement (Canadian Non-FOTS) dated August 25, 2000 among 360, 360networks (CN) ltd. (now 360 Cdn), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Canadian Non-FOTS Notice of Claim” means the Notice of Claim dated November 22, 2000 by 360 Cdn to the Escrow Agent and Sprint Canada.

“CCAA” has the meaning ascribed to such term in the Recitals hereof.

“CCAA Approval Order” has the meaning ascribed to such term in Section 5.1(f) hereof.

“Cdn.” means, when used in reference to currency, the lawful currency of Canada.

“Claimed Deficiency” has the meaning ascribed to such term in Section 3.2 hereof.

“Claims” means claims, obligations, costs, losses, liabilities, debts, demands, actions, causes of action, damages, judgments, liens, set off, recoupment, indebtedness, suits, expenses and disbursements which are known or unknown, contingent or existing including, without limitation, any claims as defined in Section 101(5) of the Bankruptcy Code and in Section 12 of the CCAA.

“CNE Fiber” means CNE Fiber Development Inc., the predecessor in interest to CNCS, and now known as USTR Fiber Development Inc.

“Commitment Amount” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Commitment Term” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Compensation Amount” has the meaning ascribed to such term in Section 2.7 hereof.

“Data Services Agreement” means the Data Services Agreement dated April 28, 2000 between Sprint Canada and 360networks Services inc., as amended, supplemented, restated or modified from time to time.

“Definitive Agreements” has the meaning ascribed to such term in Section 5.1(b) hereof.

“Edmonton MP 95.8 Leduc Subdivision” has the meaning ascribed to such term in Section 2.8(b) hereof.

“Edmonton MP 96.7 Leduc Subdivision” has the meaning ascribed to such term in Section 2.8(a) hereof.

“Edmonton MP 266.7 Wainwright Subdivision” has the meaning ascribed to such term in Section 2.8(b) hereof.

“Effective Date” means the later of: (i) the 23rd day following the entry of the CCAA Approval Order; and (ii) the 13th day following the entry of the US Bankruptcy Court Approval Order, and if such day is not a Business Day, then the Effective Date shall be the next succeeding Business Day unless otherwise agreed to between the parties hereto.

“Escrow Agent” means The Trust Company of Bank of Montreal.

“Excess Amount” has the meaning ascribed to such term in Section 2.7 hereof.

“First Supplemental and Amending Agreement” means the Supplemental and Amending Agreement dated as of June 27, 2001 among 360, 360 Cdn, 360 USA, Call-Net, Sprint Canada, CNTS and CNCS, as amended, supplemented, restated or modified from time to time.

“FOTS Fibre Swap Agreement” means the Fibre Swap Agreement dated August 25, 2000 among 360, 360networks (USA) inc. (now 360 USA), 360networks (CN) ltd. (now 360 Cdn), 360fiber (USA 1) inc. (now 360 USA), Call-Net, Sprint Canada and CNE Fiber (predecessor in interest to CNCS), as amended, supplemented, restated or modified from time to time.

“General Escrow Agreement” means the Escrow Agreement dated August 25, 2000, among 360, Call-Net, CNTS, Sprint Canada, 360fiber (USA 1) inc. (now 360 USA), 360networks (CN) ltd. (now 360

Cdn), CNE Fiber (predecessor in interest to CNCS), 360networks (USA) inc. (now 360 USA) and Escrow Agent, as amended, supplemented, restated or modified from time to time.

“Information” has the meaning ascribed thereto in Section 6.14 hereof.

“IRU” means an indefeasible right of use.

“Ledcor Build Assets” means the fibre optic assets comprising and forming Unit F (12 strands of single mode fibre between Portland (707 Washington Street), Sacramento (1407 Jay St.), Oakland (1970 Broadway St.) and Los Angeles (1 Wilshire Blvd.)), as such term is referred to and more particularly described in the May 2, 1998 Amending Agreement.

“Ledcor Build Agreement” means collectively, Build Agreement No. 1, Build Agreement No. 2, Build Agreement No. 3, Build Agreement No. 4, Build Agreement No. 5 (each as defined in the August 2000 Amending Agreement), all as amended by the May 2, 1998 Amending Agreement, the Edmonton-Toronto Build Agreement (as defined in the August 2000 Amending Agreement), as amended by the September 17, 1997 Amending Agreement, the February 3, 1998 Amending Agreement and the February 12, 1998 Amending Agreement (each as defined in the August 2000 Amending Agreement), as each may have been further amended, supplemented, restated or modified from time to time,.

“Ledcor Undertaking” means the Undertaking to be Bound by the Other Members of the WFI Group dated August 25, 2000 by Ledcor Canada and Ledcor US in favour of Sprint Canada, CNTS and CNE Fiber, entered into pursuant to the provisions of the August 2000 Amending Agreement.

“Maintenance Agreements” has the meaning ascribed to such term in Section 2.9 hereof.

“Master Services Agreement” has the meaning ascribed to such term in Section 2.7(f) hereof.

“May 2, 1998 Amending Agreement” has the meaning ascribed to such term in the August 2000 Amending Agreement.

“Non-FOTS Fibre Swap Agreement” means the Fibre Swap Agreement dated August 25, 2000 among 360, 360networks (CN) ltd. (now 360 Cdn), 360networks (USA) inc. (now 360 USA), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Offer” has the meaning ascribed to such term in Section 2.7(a) attached hereto.

“On-Network Products and/or Services” means those products and/or services that the members of the 360 Group have available for sale from time to time, including, without limitation, transport and wavelength services, dark fibre, conduit and equipment, but which will at all times include, but not be limited to, those products and/or services outlined and described in Schedule “B” attached hereto.

“Outstanding Amounts” has the meaning ascribed to such term in Section 2.7(d) hereof.

“Person” means a natural person, corporation, firm, limited or unlimited liability company, partnership or other form of legal entity.

“Portland-Sacramento Assets” means the fibre optic assets described in the Portland-Sacramento IRU Agreement, including, without limitation, the Purchaser Fibre Assets and the Associated Property (each as defined in the Portland-Sacramento IRU Agreement).

“Portland-Sacramento IRU Agreement” means the Fibre IRU Agreement dated August 25, 2000 among 360, 360networks (USA) inc. (now 360 USA), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Product and/or Service Purchase Agreement” has the meaning ascribed to such term in Section 2.7(c) hereof;

“Purchase Commitment” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Reciprocal Sub-License Agreement” has the meaning ascribed to such term in the August 2000 Amending Agreement, as amended by the Reciprocal Sub-License Amending Agreement #1 dated August 25, 2000 between CNE Fiber (predecessor in interest to CNCS), CNTS and 360networks (fiber 3) ltd. (now 360 Cdn), as same may have been further amended, supplemented, restated or modified from time to time.

“Reciprical Sub-Licensing Fee Cash Payment” has the meaning ascribed to such term in Section 2.10 hereof.

“Reciprocal Sub-Licensing Fees” has the meaning ascribed to such term in Section 2.10 hereof.

“Reimbursement Amount” has the meaning ascribed to such term in Section 2.7(d) hereof.

“Replacement Strands” has the meaning ascribed to such term in Section 2.8 hereof.

“Routes 360-1 and 360-2” means the Purchaser Assets (as defined in the 360 Sale Agreement) and the Purchaser Fibre Assets (as defined in the 360 IRU Agreement) relating to Segment Nos. (as defined in the 360 Sale Agreement and the 360 IRU Agreement, respectively) 360-1 (Albany-Boston) and 360-2 (Seattle-Vancouver), each as identified on Schedule “B” of the 360 Sale Agreement and the 360 IRU Agreement, respectively, to be sold, transferred and delivered pursuant to the 360 Sale Agreement and the 360 IRU Agreement, respectively.

“Routes 360-1 and 360-2 Purchase Price” mean the aggregate sums of [ * ] and [ * ] on account of the purchase and sale of the Routes 360-1 and 360-2, respectively, under the 360 Sale Agreement and the 360 IRU Agreement.

“Sacramento-Los Angeles Assets” means the fibre optic assets described in the Sacramento-Los Angeles IRU Agreement, including, without limitation, the Purchaser Fibre Assets and the Associated Property (each as defined in the Sacramento-Los Angeles IRU Agreement).

“Sacramento-Los Angeles IRU Agreement” means the Fibre IRU Agreement dated August 25, 2000 among 360, 360networks (USA) inc. (now 360 USA), Call-Net and Sprint Canada, as amended, supplemented, restated or modified from time to time.

“Segment No. 1” means Segment No. (as defined in each of the Canadian FOTS Agreement and the US FOTS Agreement, respectively) 1 (Vancouver to Victoria to Seattle), as identified on Schedule “B” of each of the Canadian FOTS Agreement and the US FOTS Agreement, respectively, which was sold, transferred and/or delivered pursuant to the Canadian FOTS Agreement and the US FOTS Agreement, respectively.

“Segment No. 3” means Segment No. (as defined in the Canadian FOTS Agreement) 3 (Edmonton- Calgary), as identified on Schedule “B” of the Canadian FOTS Agreement which was sold, transferred and delivered pursuant to the Canadian FOTS Agreement.

“Segment No. 28” means Segment No. (as defined in the US Non-FOTS Agreement) 28 (Buffalo to Albany to New York), as identified on Schedule “B” of the US Non-FOTS Agreement which was sold, transferred and delivered pursuant to the US Non-FOTS Agreement.

“Segment Transfer Documents” has the corresponding meaning provided in each of the Transaction Documents, as applicable.

“Shortfall Amount” has the meaning ascribed to such term in Section 2.7 hereof.

“Transaction Documents” means:

(a)	this Agreement;

(b)	all Segment Transfer Documents;

(c)	all other agreements executed or to be executed and delivered pursuant to the terms of this Agreement;

(d)	the Fibre Sale Agreement (Canadian Fibre) dated August 25, 2000 among 360, 360networks (CN) ltd. (now 360 Cdn), Call-Net and CNTS, as amended, supplemented, restated or modified from time to time;

(e)	the Fibre IRU Agreement (United States Fibre) dated August 25, 2000 among 360, 360networks (USA) inc. (now 360 USA), Call-Net and CNE Fiber (predecessor in interest to CNCS), as amended, supplemented, restated or modified from time to time;

(f)	the Canadian FOTS Agreement;

(g)	the Canadian Non-FOTS Agreement;

(h)	the US Non-FOTS Agreement;

(i)	the US FOTS Agreement;

(j)	the 360 IRU Agreement;

(k)	the 360 Sale Agreement;

(l)	the Non-FOTS Fibre Swap Agreement;

(m)	the Canadian Non-FOTS Fibre Exchange Agreement;

(n)	the Portland-Sacramento IRU Agreement;

(o)	the General Escrow Agreement;

(p)	the US FOTS Escrow Agreement;

(q)	the FOTS Fibre Swap Agreement;

(r)	the Canadian FOTS Fibre Exchange Agreement;

(s)	the US FOTS Fibre Exchange Agreement;

(t)	the Sacramento-Los Angeles IRU Agreement;

(u)	the First Supplemental and Amending Agreement; and

(v)	all other agreements executed or to be executed and delivered pursuant to the terms of such agreements, including, without limitation, the Ledcor Undertaking and the August 2000 Amending Agreement.

“US Bankruptcy Cases” has the meaning ascribed to such term in the Recitals hereof.

“US Bankruptcy Court Approval Order” has the meaning ascribed to such term in Section 5.1(g) hereof.

“US Emergence Date” has the meaning ascribed to such term in Section 6.11(c) hereof.

“USD” means, when used in reference to currency, the lawful currency of the United States of America.

“US FOTS Agreement” means the Fibre Sale Agreement (US FOTS) dated August 25, 2000, among 360, 360fiber (USA 1) inc. (now 360 USA), Call-Net and CNE Fiber (predecessor in interest to CNCS), as amended, supplemented, restated or modified from time to time.

“US FOTS Fibre Exchange Agreement” means the Fibre Exchange Agreement (United States FOTS) dated August 25, 2000 among 360, 360fiber (USA 1) inc. (now 360 USA) and CNE Fiber (predecessor in interest to CNCS), as amended, supplemented, restated or modified from time to time.

“US FOTS Escrow Agreement” means the Escrow Agreement (US FOTS) dated August 25, 2000, among 360, Call-Net, 360 fiber (USA 1) inc. (now 360 USA), CNE Fiber (predecessor in interest to CNCS) and Escrow Agent, as amended, supplemented, restated or modified from time to time.

“US Non-FOTS Agreement” means the Fibre Sale Agreement (United States Non-FOTS) dated as of August 25, 2000 between 360, 360networks (USA) inc. (now 360 USA), Call-Net and CNE Fiber (predecessor in interest to CNCS), as amended, supplemented, restated or modified from time to time.

“US Non-FOTS Notice of Claim” means the Notice of Claim dated November 22, 2000 by 360fiber (USA 1) inc. (now 360 USA) to the Escrow Agent and CNE Fiber (predecessor in interest to CNCS).

“360 Cash Payment” has the meaning ascribed to such term in Section 2.13 hereof.

“360 Group” means collectively, 360, 360 Cdn and 360 USA or any one or more of them, as the context requires.

“360 IRU Agreement” means the Fibre IRU Agreement dated August 25, 2000 among 360, 360networks (USA) inc. (now 360 USA), Call-Net and CNE Fiber (predecessor in interest to CNCS, and now USTR Fiber Development Inc.) (Route 360-1-Albany to Boston; Route 360-2-Seattle to Vancouver; Route 360-3- Detroit to London to Toronto), as amended, supplemented, restated or modified from time to time.

“360 Sale Agreement” means the Canadian Fibre Sale Agreement (including agreement for purchase of products and services) dated August 25, 2000 among 360, Call-Net, 360networks (CN) ltd. (now 360 Cdn), and CNTS (Route 360-1-Albany to Boston; Route 360-2-Seattle to Vancouver; Route 360-3- Detroit to London to Toronto), as amended, supplemented, restated or modified from time to time.

“360 USA Action” means the action commenced by 360 USA against CNCS and USTR Fiber Development Inc. (formerly CNE Fiber) in the United States Bankruptcy Court Southern District of New York as Adversary Proceeding No. 01-3583 (ALG).

1.2	Construction

In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	all references to a designated “Article”, “Section”, “Subsection” or other subdivision or to a “Schedule” are to the designated article, section, subsection or other subdivision of, or schedule to, this Agreement;

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision or Schedule;

(c)	the headings and captions are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(d)	the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, any Person that is not a human being; the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language, such as “without limitation” or “but not limited to” or words of similar import, is used with reference thereto);

(e)	any accounting term not otherwise defined has the meaning assigned to it by GAAP and all accounting matters will be determined in accordance with GAAP, applied on a consistent basis;

(f)	any reference to a statute includes and is a reference to that statute and to the regulations, rules and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, regulation, rule or policy that may be passed which has the effect of supplementing or superseding that statute, regulation, rule or policy;

(g)	unless indicated otherwise, all references to currency mean Canadian currency and all sums of money are expressed in Canadian currency;

(h)	any other term defined within the text of this Agreement has the meaning so ascribed;

(i)	a reference to a time or date is to the local time or date at Toronto, Ontario;

(j)	a reference to an approval, authorization, consent, designation, waiver or notice means written approval, authorization, consent, designation, waiver or notice; and

(k)	a capitalized cognate of a defined term has a meaning corresponding to that of the defined term.

1.3	Amendment

No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein will be of any force or effect unless the same is reduced to writing duly executed by all parties hereto in the same manner and with the same formality as this Agreement is executed, except that, as between any two parties solely, such may be binding on such parties if executed by them, and a waiver in writing executed by one party shall be binding on such party.

1.4	Schedules and Exhibits

The following Schedules and Exhibits to this Agreement are an integral part of this Agreement:

Schedules	Description

Schedule “A”	Reciprocal Sub-Licensing Fees
Schedule “B”	On-Network Products and Services

Exhibits	Description

Exhibit 2.6(c)	Mutual Release for Adversary Proceeding
Exhibit 3.2	Release for Escrow Items

1.5	Priority of Agreements

In the event of any inconsistency or other conflict between the terms of the main body of this Agreement and the terms of any Schedule or Exhibit, the terms of the main body of this Agreement shall prevail and have priority over the terms of such Schedule or Exhibit.

2.	SETTLEMENT AND AGREEMENT

2.1	Adversary Proceeding

Subject to the terms contained in this Agreement, the applicable members of the 360 Group and the applicable members of the Call-Net Group hereby agree to dismiss the Adversary Proceeding by joint stipulation against all parties named in the Adversary Proceeding, with prejudice and without costs. In consideration of the dismissal of the 360 USA Action [ * ] and, (ii) [ * ] .

2.2	Ledcor Build Assets

The Call-Net Group hereby acknowledges and agrees that the applicable members of the 360 Group, Ledcor Canada and/or Ledcor US are no longer obligated to sell, grant or deliver the Ledcor Build Assets pursuant to the provisions of the May 2, 1998 Amending Agreement and that all of the obligations, liabilities and responsibilities of the applicable members of the 360 Group, Ledcor Canada and/or Ledcor US arising under, pursuant to or in connection with the sale, grant and delivery of such Ledcor Build Assets shall, as of the Effective Date, be terminated without any further action required by the parties. The 360 Group, Ledcor Canada and Ledcor US hereby acknowledge and agree that the applicable members of the Call-Net Group shall no longer be required to purchase and accept the Ledcor Build Assets pursuant to the provisions of the May 2, 1998 Amending Agreement and that all of the obligations, liabilities and responsibilities of the applicable members of the Call-Net Group arising under, pursuant to or in connection with the purchase and acceptance of such Ledcor Build Assets, shall, as of the Effective Date, be terminated without any further action required by the parties.

2.3	Portland-Sacramento IRU Agreement

The Call-Net Group hereby acknowledges and agrees that the applicable members of the 360 Group are no longer obligated to sell, grant or deliver the Portland-Sacramento Assets pursuant to the provisions of the Portland-Sacramento IRU Agreement and that the Portland-Sacramento IRU Agreement and all of the obligations, liabilities and responsibilities of the applicable members of the 360 Group arising under, pursuant to or in connection with the sale, grant and delivery of such Portland-Sacramento Assets shall, as of the Effective Date, be terminated without any further action required by the parties. The 360 Group hereby acknowledges and agrees that the applicable members of the Call-Net Group shall no longer be required to take an IRU and/or purchase and accept the Portland-Sacramento Assets pursuant to the provisions of the Portland-Sacramento IRU Agreement and that the Portland-Sacramento IRU Agreement and all of the obligations, liabilities and responsibilities of the applicable members of the Call-Net Group arising under, pursuant to or in connection with the purchase and acceptance of such Portland-Sacramento Assets, shall, as of the Effective Date, be terminated without any further action required by the parties.

2.4	Sacramento-Los Angeles IRU Agreement

The Call-Net Group hereby acknowledges and agrees that the applicable members of the 360 Group are no longer obligated to sell, grant or deliver the Sacramento-Los Angeles Assets pursuant to the provisions of the Sacramento-Los Angeles IRU Agreement and that the Sacramento-Los Angeles IRU Agreement and all of the obligations, liabilities and responsibilities of the applicable members of the 360 Group arising under, pursuant to or in connection with the sale, grant and delivery of such Sacramento-Los Angeles Assets shall, as of the Effective Date, be terminated without any further action required by the parties. The 360 Group hereby acknowledges and agrees that the applicable members of the Call-Net Group shall no longer be required to take an IRU and/or purchase and accept the Sacramento-Los Angeles Assets pursuant to the provisions of the Sacramento-Los Angeles IRU Agreement and that the Sacramento-Los Angeles IRU Agreement and all of the obligations, liabilities and responsibilities of the applicable members of the Call-Net Group arising under, pursuant to or in connection with the purchase and acceptance of such Sacramento-Los Angeles Assets, shall, as of the Effective Date, be terminated without any further action required by the parties.

2.5	360 Sale Agreement and 360 IRU Agreement

The Call-Net Group hereby acknowledges and agrees that the applicable members of the 360 Group are no longer obligated to sell, grant or deliver Routes 360-1 and 360-2 pursuant to the provisions of the 360

Sale Agreement and the 360 IRU Agreement, and that the 360 Sale Agreement and the 360 IRU Agreement and all of the obligations, liabilities and responsibilities of the applicable members of the 360 Group arising under, pursuant to or in connection with the sale, grant and delivery of Routes 360-1 and 360-2 shall, as of the Effective Date, be terminated without any further action required by the parties. The 360 Group hereby acknowledges and agrees that the applicable members of the Call-Net Group shall no longer be required to take an IRU and/or purchase and accept Routes 360-1 and 360-2 pursuant to the provisions of the 360 Sale Agreement and the 360 IRU Agreement or to pay the Routes 360-1 and 360-2 Purchase Price and that all of the obligations, liabilities and responsibilities of the applicable members of the Call-Net Group arising under, pursuant to or in connection with the purchase and acceptance of Routes 360-1 and 360-2, including the obligation to pay the Routes 360-1 and 360-2 Purchase Price, shall, as of the Effective Date, be terminated without any further action required by the parties.

2.6	Mutual Releases

(a)	As of the Effective Date, the 360 Group and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors (save and except for USTR Fiber Development Inc. (formerly CNE Fiber) which is specifically addressed in Section 2.6(c) hereof), successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered, including, without limitation, any Claims arising under Chapter 5 of the Bankruptcy Code, that any of them ever had, up to and including the Effective Date as a result of or relating to or arising out of the Adversary Proceeding under any legal theory, including, without limitation, under contract, tort or otherwise, which they now have, may claim to have, ever had or may hereafter acquire.

(b)	As of the Effective Date, Ledcor Canada, Ledcor US and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors (save and except for USTR Fiber Development Inc. (formerly CNE Fiber) which is specifically addressed in Section 2.6(c) hereof), successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered, including, without limitation, any Claims arising under Chapter 5 of the Bankruptcy Code, that any of them ever had, up to and including Effective Date as a result of or relating to or arising out of the Call-Net Counterclaim under any legal theory, including, without limitation, under contract, tort or otherwise, which they now have, may claim to have, ever had or may hereafter acquire.

(c)	The applicable members of the 360 Group, Ledcor Canada and Ledcor US shall, and the applicable members of the Call-Net Group shall cause USTR Fiber Development Inc. (formerly CNE Fiber), to enter into, execute and deliver a mutual release to and in favour of each such parties in respect of the Adversary Proceeding, such release to be substantially in the form of Exhibit 2.6(c) attached hereto.

(d)	As of the Effective Date, the 360 Group and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all obligations, liabilities and responsibilities arising under, pursuant to or in connection with the purchase and sale of the Ledcor Build Assets pursuant to the May 2, 1998 Amending Agreement, including, without limitation, any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered as a result of or relating to or arising out of the non-completion of the sale and/or delivery of the Ledcor Build Assets. Without limiting the generality of Section 6.11 hereof, nothing contained in this Agreement shall be deemed to release, or be interpreted as releasing, the 360 Group or the Call-Net Group from their other obligations, liabilities and responsibilities arising under, pursuant to or in connection with the May 2, 1998 Amending Agreement and the Ledcor Build Agreement (or any other agreements which such parties are a party to with the Call-Net Group or any of their Affiliates save and except for any agreements specifically referred to, and addressed, in this Agreement) which, by their terms, do not relate to the Ledcor Build Assets.

(e)	As of the Effective Date, Ledcor Canada, Ledcor US and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all obligations, liabilities and responsibilities arising under, pursuant to or in connection with the purchase and sale of the Ledcor Build Assets pursuant to the May 2, 1998 Amending Agreement, including, without limitation, any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered as a result of or relating to or arising out of the non-completion of the sale and/or delivery of the Ledcor Build Assets. Without limiting the generality of Section 6.11 hereof, nothing contained in this Agreement shall be deemed to release, or be interpreted as releasing, Ledcor Canada, Ledcor US or the Call-Net Group from their other obligations, liabilities and responsibilities arising under, pursuant to or in connection with the May 2, 1998 Amending Agreement and the Ledcor Build Agreement (or any other agreements which such parties are a party to with the Call-Net Group or any of their Affiliates save and except for any agreements specifically referred to, and addressed, in this Agreement) which, by their terms, do not relate to the Ledcor Build Assets.

(f)	As of the Effective Date, the 360 Group and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all obligations, liabilities and responsibilities arising under, pursuant to or in connection with:

(i)	the Portland-Sacramento IRU Agreement, including, without limitation, the taking of an IRU and/or purchase and acceptance of the Portland-Sacramento Assets;

(ii)	the Sacramento-Los Angeles IRU Agreement, including, without limitation, the taking of an IRU and/or purchase and acceptance of the Sacramento-Los Angeles Assets; and

(iii)	the 360 Sale Agreement and the 360 IRU Agreement, including, without limitation, the taking of an IRU and/or purchase and acceptance of Routes 360-1 and 360-2 including, without limitation, any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered as a result of or relating to or arising out of the non-completion of the grant of an IRU and/or sale and/or delivery of the Portland-Sacramento Assets, the Sacramento-Los Angeles Assets or the Routes 360-1 and 360-2, respectively. Without limiting the generality of Section 6.11 hereof, nothing contained in this Agreement shall be deemed to release, or be interpreted as releasing, any of the parties from their other obligations, liabilities and responsibilities arising under, pursuant to or in connection with the Non-FOTS Fibre Swap Agreement, the Canadian Non-FOTS Fibre Exchange Agreement, the FOTS Fibre Swap Agreement, the Canadian FOTS Fibre Exchange Agreement or the US FOTS Fibre Exchange Agreement.

(g)	As of the Effective Date, Ledcor Canada, Ledcor US and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered that any of them ever had up to and including the Effective Date as a result of or relating to or arising out of the Call-Net/Ledcor Litigation under any legal theory, including, without limitation, under contract, tort or otherwise, which they now have, may claim to have, ever had or may hereafter acquire.

(h)	As of the Effective Date, the 360 Group, Ledcor Canada and Ledcor US (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge the Call-Net Group (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered, that any of them ever had, as a result of or relating to or arising out of invoices issued up to and inclusive of August 9, 2002 and delivered by the 360 Group, or any of their respective Affiliates, to the Call-Net Group, or any of their respective Affiliates, in respect of fibre maintenance, hydro costs related to fibre maintenance, payments to third party maintenance providers, fibre administration and costs to refuel fibre tanks, under any legal theory, including, without limitation, under contract, tort or otherwise, which they now have, may claim to have, ever had or may hereafter acquire.

(i)	As of the Effective Date, the Call-Net Group (on behalf of each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge the 360 Group, Ledcor Canada and Ledcor US (and their respective predecessors, successors and assigns and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered, that any of them ever had, as a result of or relating to or arising out of (i) moves, additions and changes made by the Call-Net Group to the United States and Canadian fibre optic networks of the 360 Group for and on behalf of the 360 Group or any of its Affiliates invoiced before August 9, 2002; and (ii) routine and preventive maintenance, co-location and engineering services due and payable before August 1, 2002 (save and except for any emergency maintenance and restoration related costs due and payable after June 28, 2001 for which the 360 Group shall continue to be liable for their proportionate share) under any legal theory, including, without limitation, under contract, tort or otherwise, which they now have, may claim to have, ever had or may hereafter acquire.

2.7	Products and Services

[ * ]	Call-Net hereby agrees to purchase from the 360 Group, or from any of their respective Affiliates, and the 360 Group, on behalf of each of them and each such Affiliate, hereby agrees to sell to Call-Net, a minimum of [ * ] (the “Purchase Commitment”) [ * ] (the “Commitment Term”), [ * ] (each a “Commitment Amount”). [ * ]

[ * ]

(b)	In the event that Call-Net purchases On-Network Products and/or Services which are worth in aggregate less than the applicable Commitment Amount in any calendar year as indicated in (i), (ii) and (iii) in Section 2.7(a) (the difference between such Commitment Amount and the amount actually purchased is hereinafter referred to as the “Shortfall Amount”), then Call-Net shall pay to the 360 Group, within forty five (45) days from the end of the calendar year in which such Shortfall Amount occurs, an amount which is equal to such Shortfall Amount (the “Compensation Amount”).

(c)	In the event that Call-Net purchases On-Network Products and/or Services which are worth in aggregate greater than the applicable Commitment Amount in any calendar year as indicated in (i), (ii) and (iii) in Section 2.7(a) (the difference between such amount actually purchased and the Commitment Amount is hereinafter referred to as the “Excess Amount”), then Call-Net shall be entitled to elect to off set such Excess Amount (or any part thereof) against any Shortfall Amounts which occur in any future calendar years for purposes of calculating the Compensation Amount in such calendar years. The determination of whether a Shortfall Amount or an Excess Amount has occurred will be determined at a meeting between the representatives of the parties to be held within thirty (30) days after the end of each of calendar years 2003, 2004 and 2005, respectively. In order to determine whether a Shortfall Amount or an Excess Amount has occurred in any given year during the Commitment Term, Call-Net and the 360 Group hereby agree that the date on which Call-Net, or any of its Affiliates, and the 360 Group, or any of their respective Affiliates, enter into, execute and deliver a service order form pursuant to the provisions of the Master Services Agreement, or a purchase order, or an IRU agreement, or a sub-IRU agreement, or an agreement of purchase and sale, or a binding letter of intent, or a binding memorandum of understanding, or other similar instrument or agreement (each a “Product and/or Service Purchase Agreement”) in respect of an On-Network Product and/or Service shall be considered to be the date on which such On-Network Product and/or Service is purchased for purposes of this Section 2.7, provided that Call-Net and/or its Affiliates is not in default of its payment obligations for such On-Network Product and/or Service pursuant to and in accordance with the terms and conditions contained in such Product and/or Service Purchase Agreement and to the extent that default in making such payment is only in respect of a part of such payment, then the date on which such Product and/or Service Purchase Agreement is entered into, executed and delivered by the parties shall be considered to be the date on which such On-Network Product and/or Service is purchased for purposes of this Section 2.7 but only to the extent of that portion of the payment which is not in default. In the event that Call-Net and/or any of its Affiliates, are in default of their payment obligations for an On-Network Product and/or Service pursuant to and in accordance with the terms and conditions contained in the Product and/or Service Purchase Agreement relating to such On-Network Product and/or Service, then the date on which payment is made by Call-Net or any of its Affiliates, shall be considered to be the date on which such On-Network Products and/or Service is purchased for purposes of this Section 2.7 but only to the extent and in respect of the amount which is in default.

For greater certainty and by way of example, if Call-Net and the 360 Group enter into, execute and deliver a Product and/or Service Purchase Agreement on December 20, 2003 and such Product and/or Service Purchase Agreement provides that payment is to be made within thirty (30) days and such payment is made in full by Call-Net in January 2004 and still within such thirty (30) day period, then for purposes of the calculations to be made pursuant to Section 2.7 hereof, the purchase date for such On-Network Product and/or Service shall be considered to be December 20, 2003 and 100% of the purchase price so paid in respect of such On-Network Product and/or Service shall be applied towards the Commitment Amount to be satisfied in the calendar year 2003. To continue this example, if only 50% of the payment was made in January 2004, and such 50% of the payment is still within such thirty (30) day period, and the other 50% of the payment was not made within such thirty (30) day period, then only 50% of the purchase price so paid in respect of such On-Network Product and/or Service shall be applied towards the Commitment Amount to be satisfied in the calendar year 2003.

(d)	In the event that during the Commitment Term Call-Net has paid Compensation Amounts to the 360 Group in accordance with Section 2.7(b) hereof and such Compensation Amounts plus the amount of On-Network Products and/or Services that Call-Net has actually purchased (by executing and delivering a purchase order or like instrument) from the 360 Group hereunder exceeds [ * ] , then at the end of the Commitment Term the 360 Group shall pay to Call-Net an amount which is equal to the following (the “Reimbursement Amount”):

(i)	the sum of all such actual purchases of On-Network Products and/or Services; plus

(ii)	the aggregate amount of all Compensation Amounts; less

(iii)	the greater of (A) [ * ] and (B) the amount set out in subparagraph (i) above.

[ * ]

[ * ]

(e)	The 360 Group and the Call-Net Group hereby agree that to the extent that Call-Net or any of its Affiliates have purchased On-Network Products and/or Services in accordance with this Section 2.7 but have not yet paid (in accordance with the terms and conditions contained in a Product and/or Service Purchase Agreement) for such On-Network Products and/or Services by the end of the Commitment Term (collectively, the “Outstanding Amounts”) and at the end of the Commitment Term there is a Reimbursement Amount payable by the 360 Group to Call-Net pursuant to this Section 2.7(d), then the 360 Group shall have the right to off set such Reimbursement Amount against the Outstanding Amounts and such Outstanding Amounts shall be reduced by an amount equal to such Reimbursement Amount, provided however that if such Reimbursement Amount is greater than the Outstanding Amounts the 360 Group shall still be obligated to pay to Call-Net the difference between the Reimbursement Amount and the Outstanding Amounts.

(f)	On the Effective Date, Call-Net and the applicable members of the 360 Group shall execute and deliver a definitive master services agreement taking into account the provisions of this Section 2.7 (the “Master Services Agreement”). In the event of any inconsistency between the terms of the Master Services Agreement and the provisions of this Section 2.7, the provisions of this Section 2.7 shall govern.

(g)	In the event that Call-Net and the 360 Group fail to agree on:

(i)	the terms and conditions in respect of the purchase and sale of On-Network Products and/or Services as set forth in this Section 2.7, including, without limitation, the purchase price of such On-Network Products and/or Services to be determined as provided for in Section 2.7(a), within thirty (30) days of Call-Net or any of its Affiliates placing an order; or

(ii)	whether a Shortfall Amount or Excess Amount has occurred in any given year during the Commitment Term, or the magnitude thereof, within thirty (30) days after the end of each of calendar years 2003, 2004 and 2005, respectively;

then either Call-Net or the 360 Group may assert to the other that it desires that such matter be resolved by binding arbitration by giving the other party written notice to that effect and specifying the issues to be so addressed by such arbitration. Such arbitration shall take place in Vancouver, British Columbia pursuant to the terms of the Commercial Arbitration Act (British Columbia). The arbitral tribunal shall be composed of a single arbitrator to be selected and agreed upon by Call-Net and the 360 Group and if such parties are unable to agree on the appointment of an arbitrator within fifteen (15) days from the date of delivery of a request for arbitration by either party to the other, a request for the appointment of the arbitrator may be made to the Executive Director of the British Columbia International Commercial Arbitration Centre. Each party shall bear its own costs of legal representation and assistance. All other costs, including the fees and expenses of the arbitrator and administrative fees and charges, shall be shared equally between Call-Net and the 360 Group.

2.8	Canadian FOTS Agreement

[ * ]	The applicable members of the Call-Net Group and the applicable members of the 360 Group hereby acknowledge that [ * ]

[ * ]

(b)	In addition, the applicable members of the Call-Net Group will arrange a fibre swap agreement with [ * ] wherein [ * ] will provide title, a long term lease, an IRU or sub-IRU (as the case may be) to [ * ] fibre strands between Edmonton (pedestal at MP 95.8, Leduc Subdivision) (“Edmonton MP 95.8 Leduc Subdivision”) and Edmonton (manhole at MP 266.7, Wainwright Subdivision) (“Edmonton MP 266.7 Wainwright Subdivision”) to the applicable members of the 360 Group, or to the applicable members of the Call-Net Group for the benefit of such applicable members of the 360 Group, in exchange (by way of title, long term lease, an IRU or a sub-IRU) for [ * ] fibre strands between Edmonton MP 95.8 Leduc Subdivision and Edmonton MP 266.7 Wainwright Subdivision (an “[ * ] Agreement”). The agreement must provide that [ * ] will grant or procure a license or sublicense and make commercially reasonable best efforts to procure a non-disturbance agreement in the name of the applicable members of the 360 Group with respect to each right of way along the [ * ] fibre strand route, specifying an initial right of way term ending not earlier than May 31, 2016, during which time no member of the 360 Group will be required to pay a fee in respect of such license(s), sublicense(s) and non-disturbance agreement(s). In the event that the applicable members of the Call-Net Group arrange such an [ * ] Agreement, then in accordance with the provisions of Section 5.2 hereof, the applicable members of the Call-Net Group and the applicable members of the 360 Group shall negotiate in good faith, enter into, execute, deliver and obtain the documents, agreements and instruments reasonably necessary to complete and effectuate the provision of title, grant of a lease, an IRU or a sub-IRU (as the case may be) and delivery of these additional [ * ] fibre strands to the applicable members of the 360 Group. In the event that the applicable members of the Call-Net Group are not able to arrange an [ * ] Agreement, Call-Net hereby agrees to provide the applicable members of the 360 Group with a reasonably satisfactory and acceptable alternative to the foregoing.

(c)	[ * ]

(d)	On the Effective Date, the applicable members of the Call-Net Group will enter into, execute and deliver a waiver of right of first refusal in favour of 360 Cdn in respect of the transfer and assignment of [ * ] fibre strands numbered [ * ] on [ * ] by 360 Cdn to a third party.

2.9	Maintenance Agreements

In accordance with the provisions of Section 5.2 hereof, the applicable members of the Call-Net Group and the applicable members of the 360 Group shall enter into one or more maintenance agreements in accordance with the provisions of the applicable Transaction Documents (collectively, the “Maintenance Agreements”) provided that notwithstanding the provisions of such applicable Transaction Documents, the applicable members of the Call-Net Group shall be the maintenance provider for the applicable members of the 360 Group save and except with respect to Segment No. 3. The parties will negotiate in good faith, enter into, execute and deliver such Maintenance Agreements to be in a form reasonably satisfactory to the parties thereto.

2.10	Reciprocal Sub-License Agreement

(a)	On the Effective Date, the 360 Group shall pay to the Call-Net Group the sum of [ * ] (the “Reciprocal Sub-Licensing Fee Cash Payment”) in satisfaction of all amounts, liabilities and sums owing by Ledcor Canada, Ledcor US or the 360 Group to the Call-Net Group pursuant to the Reciprocal Sub-License Agreement in respect of licensing fees as indicated and represented by the information in Schedule “A” attached hereto (collectively, the “Reciprocal Sub-Licensing Fees”).

(b)	As of the Effective Date, the 360 Group and the Call-Net Group (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims relating to the Reciprocal Sub-Licensing Fees.

(c)	As of the Effective Date, the Call-Net Group, Ledcor Canada and Ledcor US (on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns) hereby forever release, remise, waive, acquit and forever discharge each of such parties (and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, administrators and representatives) from any and all Claims relating to the Reciprocal Sub-Licensing Fees.

(d)	Nothing contained in this Agreement shall be deemed to release, or be interpreted as releasing, the 360 Group, the Call-Net Group, Ledcor Canada or Ledcor US from their obligations with respect to amounts, liabilities and sums in respect of licensing fees which may have been, or will be, incurred or which may be, or become, due and payable under the Reciprocal Sub-License Agreement other than the Reciprocal Sub-Licensing Fees, or any of their other obligations or responsibilities arising under, pursuant to or in connection with the Reciprocal Sub-License Agreement.

2.11	[ * ] Fibre Sale Agreement

Ledcor Canada, Ledcor US and the applicable members of the Call-Net Group shall, in accordance with the provisions of Section 5.2 hereof, negotiate in good faith, enter into, execute and deliver with [ * ] , and/or its Affiliates, as applicable, the documents, agreements and instruments reasonably necessary to complete and carry out their obligations under the [ * ] Fibre Sale Agreement including, without limitation:

(a)	a Bill of Sale Absolute (United States) or (i) a Bill of Sale for all of the fibre between [ * ] and (ii) a confirmation of IRU rights for all of the fibre between [ * ] and an inventory of such fibre;

(b)	a Bill of Sale Absolute (Canada) or (i) a Bill of Sale for all of the fibre between [ * ] and (ii) a confirmation of IRU rights for all of the fibre between [ * ] and an inventory of such fibre;

(c)	any necessary bring down certificates;

(d)	a Fibre IRU Agreement with the applicable members of the Call-Net Group on one hand, and [ * ] , and/or its Affiliates, as applicable, on the other, in respect of the fibre between [ * ] . In addition, Ledcor Canada and Ledcor US shall enter into a Fibre IRU Agreement, in such form, with the applicable members of the Call-Net Group in respect of all of the marine fibres conveyed by Ledcor Canada and Ledcor US pursuant to Build Agreement No. 1 (as defined in the August 2000 Amending Agreement).

2.12	Data Services Agreement

On the Effective Date, Sprint Canada and the applicable members of the 360 Group shall execute and deliver an amendment to the Data Services Agreement therein amending the monthly rate in respect of the [ * ] Inter-Exchange (IX) and Loop between [ * ] from [ * ] to per month for a period of [ * ] , such amended rate to take effect from and after the first billing cycle after the Effective Date.

2.13	360 Cash Payment

On the Effective Date, the 360 Group shall pay to the Call-Net Group the sum of [ * ] (the “360 Cash Payment”) on account of additional consideration of the releases by the Call-Net Group referred to in Section 2.6 hereof.

2.14	Call-Net Cash Payment

On the Effective Date, the Call-Net Group shall pay to the 360 Group the sum of [ * ] (the “Call-Net Cash Payment”) as additional consideration of the release by the 360 Group referred to in Section 3.2 hereof.

2.15	Method of Payments

All payments required to be made by the parties hereto pursuant to this Section 2 shall be made by way of bank draft or wire transfer in accordance with any applicable directions delivered by the parties hereto.

3.	ESCROW MATTERS

3.1	Escrow Agent Directions

The applicable members of the 360 Group and the applicable members of the Call-Net Group hereby agree to execute and deliver the following directions to the Escrow Agent in respect of the amounts set out below (each such direction to be in form and substance in accordance with the applicable provisions of the General Escrow Agreement and the US FOTS Escrow Agreement):

(a)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the Call-Net Group the sum of [ * ] together with interest thereon, from the Escrow Fund (United States Non-FOTS) (as defined in the General Escrow Agreement) representing funds being released from escrow in respect of item number 1 set out in Schedule “D” to the First Supplemental and Amending Agreement and originally relating to item number 1 set out in the US Non-FOTS Notice of Claim;

(b)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the Call-Net Group the sum of [ * ] together with interest thereon, from the Escrow Fund (United States Non-FOTS) (as defined in the General Escrow Agreement) representing funds being released from escrow in respect of item number 2 set out in Schedule “D” to the First Supplemental and Amending Agreement and originally relating to item number 2 set out in the US Non-FOTS Notice of Claim;

(c)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the Call-Net Group the sum of [ * ] , together with interest thereon, and to release and pay to the applicable members of the 360 Group the sum of [ * ] without interest, each from the Escrow Fund (Canadian Non-FOTS) (as defined in the General Escrow Agreement) representing funds being released from escrow in respect of item number 3 set out in Schedule “D” to the First Supplemental and Amending Agreement and originally relating to item number 1 set out in the Canadian Non-FOTS Notice of Claim;

(d)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the 360 Group the sum of [ * ] without interest, from the Escrow Fund (Canadian Non-FOTS) (as defined in the General Escrow Agreement) representing funds being released from escrow in respect of item number 4 set out in Schedule “D” of the First Supplemental and Amending Agreement and originally relating to item number 2 set out in the Canadian Non-FOTS Notice of Claim;

(e)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the Call-Net Group the sum of [ * ] together with interest thereon, from the Escrow Fund (Canadian Non-FOTS) (as defined in the General Escrow Agreement) representing funds being released from escrow in respect of item number 5 set out in Schedule “D” to the First Supplemental and Amending Agreement and originally relating to item number 4 set out in the Canadian Non-FOTS Notice of Claim; and

(f)	a direction to the Escrow Agent directing the Escrow Agent to release and pay to the applicable members of the Call-Net Group the sum of [ * ] together with interest thereon, from the Escrow Fund (as defined in the US FOTS Escrow Agreement) representing funds being released from escrow pursuant to the provisions of the US FOTS Escrow Agreement and relating to item number 6 set out on Schedule “D” to the First Supplemental and Amending Agreement.

3.2	Releases and Termination

The 360 Group hereby acknowledges and agrees that the Call-Net Group is no longer responsible [ * ] (collectively, the “Claimed Deficiencies”) and the 360 Group shall, on the Effective Date, enter into, execute and deliver a release therein releasing and discharging the Call-Net Group and their respective Affiliates, successors and assigns and each of their respective officers, directors, employees, representatives and agents from any Claims the 360 Group may now or hereafter have with respect to such Claimed Deficiencies, including, without limitation, item numbers 1 and 2 set out in the US Non-FOTS Notice of Claim and item numbers 1, 2 and 4 set out in the Canadian Non-FOTS Notice of Claim, such release to be in the form of Exhibit 3.2 attached hereto. In addition, on the Effective Date, the applicable members of the Call-Net Group and the applicable members of the 360 Group shall terminate the General Escrow Agreement and the US FOTS Escrow Agreement and provide notice in writing to the Escrow Agent advising the Escrow Agent of such termination and directing the Escrow Agent to pay any and all amounts that may still be remaining in any Escrow Funds (as defined in each of the General Escrow Agreement and the US FOTS Escrow Agreement, respectively), if any, to the Call-Net Group. Notwithstanding such termination and release, each member of the Call-Net Group acknowledges that the applicable member of the Call-Net Group shall use their best efforts to rectify the deficiencies referred to in Sections 3.1(a), 3.1(b), 3.1(e) and 3.1(f) hereof, respectively.

4.	WARRANTIES, REPRESENTATIONS AND COVENANTS

4.1	Warranties, Representations and Covenants of Call-Net Group

Each member of the Call-Net Group warrants and represents to, and covenants with each member of the 360 Group, Ledcor Canada and Ledcor US that:

(a)	Status. Each member of the Call-Net Group is a corporation incorporated, existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuance with respect to all filings required under such laws.

(b)	Authority. Each member of the Call-Net Group has all necessary corporate capacity, power, and authority to carry on its business, and has the necessary corporate capacity, power and authority to enter into this Agreement and to carry out the terms of this Agreement.

(c)	Compliance with Constating Documents, Agreements and Laws. The making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement, does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of any member of the Call-Net Group; or

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any governmental authority, or constitute or result in a material default under any agreement, contract or commitment to which any member of the Call-Net Group is a party or by which their properties or assets are bound, which would have a material adverse effect upon the ability of any member of the Call-Net Group to perform any of its obligations under this Agreement;

(d)	Valid, Binding and Enforceable. This Agreement constitutes a valid and binding agreement and obligation, enforceable against each member of the Call-Net Group in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(e)	Parties and Non-Assignment. Other than the Call-Net Group, there are no other Affiliates of Call-Net which are party to or that can claim any interest in any of the Transaction Documents. Each member of the Call-Net Group is and continues to be bound and subject to the provisions of the Transaction Documents and no member of the Call-Net Group has assigned or transferred any of its rights or obligations arising under, pursuant to or in connection with the Transaction Documents.

4.2	Warranties, Representations and Covenants of 360 Group

Each member of the 360 Group warrants and represents to, and covenants with each member of the Call-Net Group, Ledcor Canada and Ledcor US that:

(a)	Status. Each member of the 360 Group is a corporation incorporated, existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuance with respect to all filings required under such laws.

(b)	Authority. Each member of the 360 Group has all necessary corporate capacity, power, and authority to carry on its business, and, subject to the US Bankruptcy Court Approval Order and the CCAA Approval Order, has the necessary corporate capacity, power and authority to enter into this Agreement and to carry out the terms of this Agreement.

(c)	Compliance with Constating Documents, Agreements and Laws. Subject only to obtaining the court approvals referred to in Section 5.1 hereof, the making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement, does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of any member of the 360 Group; or

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any governmental authority, or constitute or result in a material default under any agreement, contract or commitment to which any member of the 360 Group is a party or by which their properties or assets are bound, which would have a material adverse effect upon the ability of any member of the 360 Group to perform any of its obligations under this Agreement;

(d)	Valid, Binding and Enforceable. Subject to the US Bankruptcy Court Approval Order and the CCAA Approval Order, this Agreement constitutes a valid and binding agreement and obligation, enforceable against each member of the 360 Group in accordance with its terms.

(e)	Parties and Non-Assignment. Other than the 360 Group, there are no other Affiliates of 360 which are party to or that can claim any interest in any of the Transaction Documents. Each member of the 360 Group is and continues to be bound and subject to the provisions of the Transaction Documents and no member of the 360 Group has assigned or transferred any of its rights or obligations arising under, pursuant to or in connection with the Transaction Documents.

4.3	Warranties, Representations and Covenants of Ledcor Canada and Ledcor US

Each of Ledcor Canada and Ledcor US, on a joint and several basis, warrants and represents to, and covenants with each member of the Call-Net Group and each member of the 360 Group that:

(a)	Status. Each of Ledcor Canada and Ledcor US is a corporation incorporated, existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuance with respect to all filings required under such laws.

(b)	Authority. Each of Ledcor Canada and Ledcor US has all necessary corporate capacity, power, and authority to carry on its business, and has the necessary corporate capacity, power and authority to enter into this Agreement and to carry out the terms of this Agreement.

(c)	Compliance with Constating Documents, Agreements and Laws. The making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement, does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of either Ledcor Canada or Ledcor US; or

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any governmental authority, or constitute or result in a material default under any agreement, contract or commitment to which either Ledcor Canada or Ledcor US is a party or by which their properties or assets are bound, which would have a material adverse effect upon the ability of either Ledcor Canada or Ledcor US to perform any of its obligations under this Agreement;

(d)	Valid, Binding and Enforceable. This Agreement constitutes a valid and binding agreement and obligation, enforceable against each of Ledcor Canada and Ledcor US in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to equitable principles, including the fact that availability of equitable remedies, such as injunctive relief or specific performance is in the discretion of the court.

5.	CONDITIONS PRECEDENT

5.1	Effective Date

The transactions contemplated by this Agreement shall be completed on the Effective Date at the offices of Fraser Milner Casgrain LLP, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X

1B2, provided however that the transactions contemplated by this Agreement shall not become or be deemed to be effective until each of the following conditions precedent shall have been satisfied or waived in writing by the applicable parties hereto;

(a)	the parties shall have executed and delivered to each other party hereto a copy of this Agreement;

(b)	except as provided by Section 5.2 hereof, the parties hereto shall have negotiated in good faith, entered into, executed and delivered each document, agreement and instrument required to be entered into pursuant to the provisions of this Agreement, including, without limitation, (i) all releases and waivers, whether or not attached as Exhibits hereto, including, without limitation, the releases and waivers referred to in Sections 2.1, 2.8(d), and 3.2 hereof; (ii) the documents, agreements and instruments required to be entered into pursuant to Sections 2.7, 2.12 and 3.2 hereof; and (iii) all terminations and all directions and notices to the Escrow Agents pursuant to Sections 3.1 and 3.2 hereof (collectively, the “Definitive Agreements”);

(c)	the parties shall have executed and delivered a joint stipulation that dismisses, with prejudice, the Adversary Proceeding;

(d)	the Call-Net Group shall have executed and delivered a notice of abandonment with respect to the Call-Net/Ledcor Litigation;

(e)	all payments required to be made hereunder shall have been made in accordance with the provisions of Section 2.15 hereof, including, without limitation, the 360 Cash Payment, the Call-Net Cash Payment, the Ledcor Cash Payment and all payments to be paid by the Escrow Agent hereof;

(f)	the 360 Group shall have filed a motion or brought an application with, and have obtained an order from, the British Columbia Supreme Court, in bankruptcy, in Action No. L011792, Vancouver Registry, authorizing the 360 Group to enter into this Agreement and to perform their obligations hereunder and approving this Agreement (the “CCAA Approval Order”) in a form reasonably satisfactory to the Call-Net Group, Ledcor Canada and Ledcor US. Each party shall bear its own fees and costs associated with obtaining such Court order;

(g)	the 360 Group shall have filed a motion with, and have obtained an order from, the US court having jurisdiction over the US Bankruptcy Cases pursuant to Bankruptcy Rule 9019 authorizing the 360 Group to enter into this Agreement and perform their obligations hereunder and approving this Agreement (the “US Bankruptcy Approval Order”) in a form reasonably satisfactory to the Call-Net Group, Ledcor Canada and Ledcor US. Each party shall bear its own fees and costs associated with obtaining such Court order; and

(h)	notwithstanding the releases contained in Sections 2.6(a), 2.6(b) and 2.6(i), any and all amounts payable by the applicable members of the 360 Group to the applicable members of Call-Net Group with respect to (i) moves, additions and changes made by the Call-Net Group to the United States and Canadian fibre optic networks of the 360 Group for and on behalf of the 360 Group or any of its Affiliates invoiced on and after August 9, 2002 up until and including the Effective Date; and (ii) maintenance (routine, preventative, emergency, restoration or otherwise), co-location and engineering services becoming due and payable on and after August 1, 2002 up until and including the Effective Date, shall have been paid and satisfied by the 360 Group save and except for any amounts being disputed in good faith by the 360 Group with respect to charges and amounts invoiced after the date of this Agreement.

5.2	Completion of Sections 2.8(a),(b),(c), 2.9 and 2.11 Matters

In addition to the completion of the transactions contemplated by this Agreement to be completed on the Effective Date, the parties shall execute and deliver each document, agreement and instrument reasonably necessary to complete and effectuate the transactions contemplated by Sections 2.8(a),(b),(c), 2.9 and 2.11 on or before December 31, 2002, or such other later date as may be agreed to between the parties.

5.3	Non-Satisfaction of Conditions Precedent

In the event that any of the conditions precedent contained in Section 5.1 hereof are not satisfied or waived (as the case may be) by September 30, 2002, or such other later date as may be agreed to between the parties, and the parties have acted in good faith in accordance with Section 6.9 hereof, then the transactions contemplated by this Agreement shall be considered null and void and unenforceable by or against the parties hereto and this Agreement shall not be referred to or used for any purpose by any of the parties hereto or any other party for any reason and the parties’ rights and obligations under any and all of the Transaction Documents and the Ledcor Build Agreement or any disputes or litigation related thereto shall continue as though this Agreement had never been entered into, each party agreeing that neither this Agreement nor any of the discussions or negotiations giving rise thereto shall be admissible in any such litigation proceeding.

5.4	Use of this Agreement

On and after the Effective Date, this Agreement may be pleaded as a full and complete defence to any action, suit, claim, or other proceeding that may be instituted, prosecuted or attempted for, upon, or in respect of any of the Claims released by or through this Agreement. Each of the parties hereto agrees that any such proceeding would cause irreparable injury to the party against whom it is brought and that any court of competent jurisdiction may enter an injunction restraining prosecution of any such proceeding. Each of the parties hereto further agrees that this Agreement may be pleaded as necessary for purposes of enforcing this Agreement in a court of competent jurisdiction. Nothing contained in this Agreement shall prevent a party hereto from commencing a separate action or actions for any breach of any of the provisions of this Agreement.

6.	GENERAL

6.1	Time of the Essence

Time shall be of the essence of this Agreement.

6.2	Further Assurances

Subject to the terms of this Agreement, each party shall execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to carry out the full intent and meaning of this Agreement.

6.3	Entire Agreement

This Agreement, together with the other Transaction Documents and other agreements referenced therein and herein, and the amended and restated mutual non-disclosure and confidentiality agreement dated August 25, 2000 between 360 and Call-Net, constitute the entire agreement between the parties hereto pertaining to the subject matter of this Agreement and such other agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, express or implied, statutory or otherwise between the parties.

6.4	Reliance & Non-Waiver

Each signatory to this Agreement acknowledges and agrees that the other signatories have entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.5	Governing Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia, without regard for the conflict of law rules of such laws. Subject to Section 2.7(g) hereof, each party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of British Columbia or the Southern District of New York, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of either court; (ii) that it irrevocably waives any right to and will not oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from such a court as contemplated by this Section 6.5.

6.6	Assignments

Notwithstanding any provision in any Transaction Document requiring the consent of the applicable members of the Call-Net Group to assign such Transaction Documents, this Agreement and any Transaction Document may be assigned by the applicable members of the 360 Group without obtaining such consent in accordance with and pursuant to:

(a)	the terms of a plan of reorganization filed and approved by the court having jurisdiction over the US Bankruptcy Cases;

(b)	the terms of a plan of arrangement filed and approved by the court having jurisdiction over the Canadian Bankruptcy Cases; or

(c)	a sale of assets of the 360 Group which is approved by the court having jurisdiction over either the US Bankruptcy Cases or the Canadian Bankruptcy Cases;

provided however that if such assignment is to be made in accordance with and pursuant to the terms of a plan of reorganization filed and approved by the court having jurisdiction over the US Bankruptcy Cases or in accordance with and pursuant to a sale of assets which is approved by the court having jurisdiction over the US Bankruptcy Cases then such right to assign shall be exercised only in accordance with and subject to the provisions of Section 365 of the Bankruptcy Code.

6.7	Counterparts and Facsimile

(a)	This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

(b)	This Agreement may be executed by facsimile and the facsimile execution pages will be binding upon the executing party to the same extent as the original executed pages. The executing party covenants to provide originals of the facsimile execution pages for insertion into the original Agreement in place of the facsimile pages.

6.8	Severability

If any clause or part of a clause in this Agreement shall be illegal, it shall be considered separate and severable from this Agreement and the remaining provisions shall remain in full force and effect and shall be binding upon the parties as though the said clause or part thereof had never been included, provided that this Agreement as thus modified remains operable.

6.9	Good Faith

Each member of the Call-Net Group and of the 360 Group shall have a duty to act in good faith in the performance and enforcement of this Agreement.

6.10	Agreement Binding

Subject to the entry of the US Bankruptcy Court Approval Order and the CCAA Approval Order, this Agreement will enure to the benefit of and be binding upon each of the parties and their successors and permitted assigns.

6.11	No Other Provisions Affected and Assumption

(a)	Nothing contained in this Agreement shall be deemed to be a waiver of any covenant or agreement contained in or a waiver of any breach or default under, any of the Transaction Documents, the Ledcor Build Agreement, the May 2, 1998 Amending Agreement or any other agreement to which the parties hereto may be a party to (collectively, the “Call-Net/360 Agreements”) (save and except for any agreements specifically referred to, and addressed, in this Agreement) and each of the parties hereto agree that, except as modified, amended and supplemented by the provisions of this Agreement all of the covenants, agreements, obligations, liabilities and other provisions contained in the Call-Net/360 Agreements are hereby ratified and confirmed in all respects and shall remain in full force and effect and unamended or modified in any way.

(b)	The applicable members of the 360 Group hereby agree that as of and from the date of this Agreement they shall not reject or terminate, or take any steps to reject or terminate, any of the Call-Net/360 Agreements pursuant to Section 365 of the Bankruptcy Code or pursuant to the provisions of the CCAA (save and except to the extent that an applicable member of the Call-Net Group materially breaches any of its obligations under a particular Call-Net/360 Agreement or to the extent that any such Call-Net/360 Agreements have not been rejected or terminated prior to the date hereof or terminated pursuant to the provisions of this Agreement).

(c)	The 360 Group and the Call-Net Group hereby agree that the CCAA Approval Order and the US Bankruptcy Court Approval Order shall provide that:

(i)	upon the effective date of a plan of reorganization in the US Bankruptcy Cases or a sale of all, or substantially all of the assets of the applicable members of the 360 Group in the US Bankruptcy Cases (collectively, the “US Emergence Date”); and

(ii)	upon the effective date of a plan of arrangement in the Canadian Bankruptcy Cases or a sale of all, or substantially all, of the assets of the applicable members of the 360 Group in the Canadian Bankruptcy Cases (collectively, the “Canadian Emergence Date”); and

(iii)	so long as the applicable members of the Call-Net Group do not materially breach any of their obligations under the applicable Call-Net/360 Agreements,

then all of the Call-Net/360 Agreements, or those Call-Net/360 Agreements pursuant to which the applicable members of the Call-Net Group are not in material breach of any of their obligations, as the case may be, shall, as of the US Emergence Date and the Canadian Emergence Date, as applicable, be assumed by the applicable members of the 360 Group party thereto to the extent that such Call-Net/360 Agreements are assumable under Section 365 of the Bankruptcy Code.

(d)	The applicable members of the Call-Net Group agree that in connection with the assumption of the Call-Net/360 Agreements contemplated by Section 6.11(c) hereof (except in connection with a future Chapter 11 case, if any, of any applicable members of the 360 Group) the applicable members of the 360 Group need not take any further steps to provide adequate assurance of future performance in the context of Section 365 of the Bankruptcy Code, provided however that, for greater clarity, the benefit of the covenant in this Section 6.11(d) does not extend to any such adequate assurance of future performance to be provided by any unrelated third party to whom the 360 Group seeks to assign any of the Call-Net/360 Agreements.

6.12	Survival

Notwithstanding the entering into of the Definitive Agreements and the documents, agreements and instruments required to be entered into pursuant to Sections 2.8(a),(b),(c) 2.9 and 2.11 hereof and the transactions contemplated by this Agreement becoming effective on the Effective Date or thereafter, as the case may be, all covenants, agreements, representations and warranties contained in this Agreement shall survive the execution of this Agreement, the Definitive Agreements and the documents, agreements and instruments required to be entered into pursuant to Sections 2.8(a),(b),(c) 2.9 and 2.11 hereof and the completion of the transactions contemplated hereby and thereby, respectively.

6.13	Notices

Any notices, requests, demands or other communications by the terms hereof required or permitted to be give by one party to any other shall be given in writing by personal delivery (which shall be deemed to include express courier delivery service) or by facsimile or similar form of communication addressed to such other party or delivered to such other party and marked “Private and Confidential” as follows:

(a)	If to Call-Net and the members of the Call-Net Group:

Call-Net Enterprises Inc. 2235 Sheppard Avenue E. Atria II, Suite 1800 North York, Ontario M2J 5G1

Facsimile: (416) 718-6410 Attention: General Counsel

(b)	With a copy to:

Call-Net Enterprises Inc. 2235 Sheppard Avenue E. Atria II, Suite 1800 North York, Ontario M2J 5G1

Facsimile: (416) 496-4922 Attention: Director, Fibre and Infrastructure

(c)	If to 360 or the members of the 360 Group:

360networks (USA) inc. 12202 Airport Way, Suite 300 Broomfield, Colorado 80021

Facsimile: (303) 854-5100 Attention: Legal Department

(d)	If to Ledcor Canada and/or Ledcor US:

LIL Limited 2200 1066 West Hastings Street Vancouver, British Columbia V6E 3X1

Facsimile: (604) 681-5609 Attention: Rodney R. Neys, General Legal Counsel

or at such other address as any party may from time to time specify by notice in writing given to the other parties. Notice, request, demands or other communications, if sent by personal delivery or courier, shall be deemed to have been received on the date of receipt by or on behalf of the addressee or, if sent by facsimile or similar form of communication, upon receipt by the sender of electronic confirmation of completion of the transmission showing the correct answer back or other similar identification of the addressee.

6.14	Confidentiality

Each of the parties to this Agreement agrees that it will not use, or permit the use of, any of the information relating to any of the transactions, agreements and settlements contemplated by this Agreement (collectively, “Information”) in a manner or for a purpose detrimental to such other party or otherwise and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents, except as may be required by judicial or administrative process or, by other requirements of applicable law; provided however that prior to any disclosure of any Information as provided by this Section 6.14, the disclosing party will first obtain the consent of the other parties hereto and                 obtain                 the

recipients’ undertaking to comply with the provisions of this Section 6.14 with respect to such Information; provided further however that the parties may disclose any of the Information as required and in accordance with the process for obtaining the CCAA Approval Order and the US Bankruptcy Court Approval Order.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date specified on the first page of this Agreement.

360NETWORKS INC.

Per:

Name: Title:

Name: Title:

360NETWORKS (CDN FIBER) LTD.

Per:

Name: Title:

Name: Title:

360NETWORKS (USA) INC.

Per:

Name: Title:

Name: Title:

CALL-NET ENTERPRISES INC.

Per:

Name: Title:

Name: Title:

SPRINT CANADA INC.

Per:

Name: Title:

Name: Title:

CALL-NET TECHNOLOGY SERVICES INC.

Per:

Name: Title:

Name: Title:

CNCS INC.

Per:

Name: Title:

Name: Title:

LIL LIMITED

Per:

Name: Title:

Name: Title:

LEDCOR INDUSTRIES (USA) INC.

Per:

Name: Title:

Name: Title:

SCHEDULE “A”

RECIPROCAL SUB-LICENSING FEES [ * ]

Company	Amount Paid	Date	Applicable Calendar Year

[ * ]	[ * ]	[ * ]	[ * ]

TOTAL	[ * ]

TOTAL owing [ * ]	[ * ]

TOTAL settlement amount [ * ]	[ * ]

[1] Inv J4997 June 30, 2001-Dec 31, 2000, K0503 June 30, 2001-Dec 31, 2000

SCHEDULE “B”

ON-NETWORK PRODUCTS AND SERVICES

EXHIBIT 2.6(c)

MUTUAL RELEASE FOR ADVERSARY PROCEEDING

     THIS MUTUAL RELEASE (this “Release”) is entered into this <> day of <>, 2002 by and between 360networks inc. (“360”), 360networks (Cdn fiber) ltd. (“360 Cdn”), 360networks (USA) inc. (“360 USA”), LIL Limited (“Ledcor Canada”), Ledcor Industries (USA) Inc. (“Ledcor US”) and USTR Fiber Development Inc. (formerly CNE Fiber Development Inc.) (“USTR”).

     This Release is being entered into pursuant to Section 2.6(c) of the Global Settlement Agreement dated <>, 2002 made among 360, 360 Cdn, 360 USA, Call-Net Enterprises Inc., Sprint Canada Inc., Call-Net Technology Services Inc., CNCS Inc., Ledcor Canada and Ledcor US (as amended, supplemented, restated or modified from time to time the “Settlement Agreement”).

AGREEMENT

     IN CONSIDERATION of the premises and mutual covenants and agreements set forth herein and in the Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.     Each of 360, 360 Cdn, 360 USA, Ledcor Canada and Ledcor US on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns (collectively, the “360 Releasors”) hereby forever release, remise, waive, acquit, and discharge USTR, and its predecessors, successors and assigns and each of its officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and its heirs, executors, administrators and representatives (collectively, the “USTR Releasees”), from any and all claims, obligations, costs, losses, liabilities, debts, demands, actions, causes of action, damages, judgments, liens, set off, recoupment, indebtedness, suits, expenses and disbursements, including, without limitation, any claims as defined in Section 101(5) of the Bankruptcy Code and in Section 12 of the CCAA (collectively, the “Claims”), known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered by any of the 360 Releasors or that the 360 Releasors may now or hereafter have against the USTR Releasees, including, without limitation, any Claims arising under Chapter 5 of the Bankruptcy Code, connected with, arising out of or being the subject of the action commenced by 360 USA against USTR and CNCS Inc. in the United States Bankruptcy Court, Southern District of New York as Adversary Proceeding No. 01-3583 (ALG) (the “360 Action”) or the action commenced by CNCS Inc. against 360 USA in the United States Bankruptcy Court, Southern District of New York as Adversary Proceeding No. 01-3583 (ALG) in response to the 360 Action (the “CNCS Counterclaim” and collectively with the 360 Action herein referred to as the “Adversary Proceeding”).

2.     The USTR Releasees hereby forever release, remise, waive, acquit and discharge the 360 Releasors from any and all Claims known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered by any of the USTR Releasees or that the USTR Releasees may now or hereafter have against the 360 Releasors, including, without limitation, any Claims arising under Chapter 5 of the Bankruptcy Code, connected with, arising out of or being the subject of the Adversary Proceeding.

3.     Each of the 360 Releasors and the USTR Releasees represents that it has read this Release and understands each of its terms. Each of the 360 Releasors and the USTR Releasees further represents that no representations, promises, agreements, stipulations, or statements have been made by any of the 360 Releasors and the USTR Releasees to induce the entering into of this Release, beyond those contained herein and those contained in the Settlement Agreement or in any other agreement entered into in connection therewith.

4.     If any provision of this Release should be declared to be unenforceable by an administrative agency or court of law, the remainder of the Release should remain in full force and effect, and shall be binding upon the 360 Releasors and the USTR Releasees as if the invalidated provision were not part of this Release.

5.     This Release shall enure to the benefit of each of the 360 Releasors and the USTR Releasees and their respective successors and assigns and shall be binding upon each of the 360 Releasors and the USTR Releasees and their respective successors and assigns.

6.     Unless otherwise defined, all capitalized terms used herein shall have the respective meanings ascribed to such terms as follows:

"Affiliates” means, for any Person, those Persons who are affiliates of such Persons within the meaning specified in the Canada Business Corporations Act.

"Bankruptcy Code” means title 11 of the United States Code.

"CCAA” means the Companies’ Creditors Arrangement Act.

"Person” means a natural person, corporation, firm, limited or unlimited liability company, partnership or other form of legal entity.

[signature page follows]

IN WITNESS WHEREOF each of the undersigned has executed this Release or caused this Release to be executed, all as of the date and year first above written.

360NETWORKS INC.

Per:

Name: Title:

Name: Title:

360NETWORKS (CDN FIBER) LTD.

Per:

Name: Title:

Name: Title:

360NETWORKS (USA) INC.

Per:

Name: Title:

Name: Title:

LIL LIMITED

Per:

Name: Title:

Name: Title:

LEDCOR INDUSTRIES (USA) INC.

Per:

Name: Title:

Name: Title:

USTR FIBER DEVELOPMENT INC.

Per:

Name: Title:

Name: Title:

EXHIBIT 3.2

FORM OF RELEASE FOR ESCROW ITEMS

TO:	CALL-NET ENTERPRISES INC., SPRINT CANADA INC., CNCS INC. and CALL-NET TECHNOLOGY SERVICES INC.

RE:	Global Settlement Agreement dated <>, 2002 among 360networks inc., 360networks (Cdn fiber) ltd., 360networks (USA) inc., Call-Net Enterprises Inc., Sprint Canada Inc., Call-Net Technology Services Inc., CNCS Inc., LIL Limited and Ledcor Industries (USA) Inc. (the “Settlement Agreement”)

     This Release is being entered into, executed and delivered pursuant to Section 3.2 of the Settlement Agreement. Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to such terms in the Settlement Agreement.

AGREEMENT

     IN CONSIDERATION of the premises and mutual covenants and agreements contained in the Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the undersigned, each of the undersigned agrees as follows:

1.     Each of the undersigned on behalf of each of them, and each and every predecessor, successor and assign of each of them, and each of their respective officers, directors, parents, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns (collectively, the “360 Releasors”) hereby acknowledge, confirm and agree that the obligations, liabilities and responsibilities of the addressees hereof with respect to any Claimed Deficiencies are hereby terminated and that each of the 360 Releasors, hereby forever release, remise, waive, acquit and discharge the addressees hereof and their respective predecessors, successors and assigns of each of them and each of their respective officers, directors, parents, partners, members, Affiliates, subsidiaries, agents, shareholders, employees, attorneys and assigns and their heirs, executors, administrators and representatives (collectively, the “Releasees”) from any obligations, liabilities and responsibilities arising under, pursuant to or in connection with any such Claimed Deficiencies, and each of the 360 Releasors, hereby forever release, remise, waive, acquit and discharge the Releasees of and from any Claims, known or unknown, suspected or unsuspected, contingent or existing, suffered or that may be suffered by any of the 360 Releasors or that any of the 360 Releasors may now or hereafter have against the Releasees arising under, pursuant to or in connection with any such Claimed Deficiencies.

2.     Each of the 360 Releasors represents that it has read this Release and understands each of its terms. Each of the 360 Releasors further represents that no representations, promises, agreements, stipulations, or statements have been made by the Releasees to induce the entering into of this Release, beyond those contained herein and those contained in the Settlement Agreement or in any other agreement entered into in connection therewith.

3.     If any provision of this Release should be declared to be unenforceable by an administrative agency or court of law, the remainder of the Release should remain in full force and effect, and shall be binding upon each of the 360 Releasors as if the invalidated provision were not part of this Release.

4.     This Release shall enure to the benefit of the Releasees and their respective successors and assigns and shall be binding upon each of the 360 Releasors and their respective successors and assigns.

IN WITNESS WHEREOF each of the undersigned has executed this Release or caused this Release to be executed on the <> day of July, 2002.

360NETWORKS INC.

Per:

Name: Title:

Name: Title:

360NETWORKS (CDN FIBER) LTD.

Per:

Name: Title:

Name: Title:

360NETWORKS (USA) INC.

Per:

Name: Title:

Name: Title: